                            OppenheimerFunds, Inc.
                          Two World Financial Center
                        225 Liberty Street, 11th Floor
                        New York, New York 10281-1008

June 2, 2008

The Board of Trustees
Oppenheimer Rochester Double Tax-Free Municipals
6803 S. Tucson Way
Centennial, CO 80112-3924

To the Board of Trustees:

      OppenheimerFunds, Inc. ("OFI") hereby offers to purchase 10,000 Class A shares, 100 Class B shares, and 100 Class C shares, of Oppenheimer Rochester
Double Tax-Free Municipals (the "Fund"), at a net asset value per share of
$10.00 for such class, for an aggregate purchase price of $100,000.

      In connection with such purchase, OFI represents that such purchase is made for investment purposes by OFI without any present intention of redeeming or selling such shares.

                                    Very truly yours,

                                    OppenheimerFunds, Inc.

                                    By:
                                    /s/ Robert G. Zack
                                    Robert G. Zack
                                    Executive Vice President and General
                                    Counsel